Exhibit 99.1

For immediate release Contact: Mark Polzin (314) 982-1758 or William Walkowiak (314) 982-8622

EMERSON REPORTS FISCAL 2009 RESULTS WITH IMPROVING

TRENDS IN FOURTH QUARTER

•	Fourth quarter sales of $5.3 billion, up 4.6 percent from third quarter 2009
•	Fourth quarter earnings per share of $0.67
•	2009 Free cash flow matching 2008 level of $2.6 billion;
Operating cash flow of $3.1 billion versus $3.3 billion in 2008
•	Quarterly dividend increased to $0.335 per share

ST. LOUIS, November 3, 2009 – Emerson (NYSE: EMR) announced sales for the fourth quarter ended September 30, 2009 of $5.3 billion, a decrease of 21 percent from the $6.7 billion for the same period last year. Underlying sales in the quarter declined 20 percent, which excludes a 2 percent unfavorable impact from currency exchange rates and a 1 percent positive impact from acquisitions. Sequentially, fourth quarter sales improved 4.6 percent versus the third quarter, showing revenue stabilization for the second consecutive quarter.

Earnings per share of $0.67 for the fourth quarter decreased 24 percent from the $0.88 achieved in the prior year period. Rationalization expense was $62 million higher in the quarter compared to the same period last year, and negatively impacted the earnings per share comparison by $0.06 per share. This was essentially offset by lower tax expense as expected in the fourth quarter that had a positive impact of $0.07 on the earnings per share comparison. The lower tax rate was driven by planned restructuring of international units to utilize a net operating loss benefit and favorable international pretax income mix. Gross profit margin improved 110 basis points compared to the prior year quarter, and 200 basis points over the third quarter of 2009.

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Pretax earnings margin for the fourth quarter was 12.3 percent versus 14.9 percent in the fourth quarter of 2008 and 10.7 percent in the third quarter of 2009.

“Our fourth quarter results signify improving revenue trends as well as the positive benefits of our aggressive structural repositioning for greater efficiency,” said Emerson Chairman, Chief Executive Officer and President David N. Farr. “We are well positioned for economic recovery, but the shape and speed of the recovery remains unknown and we expect weakness to continue in the near-term. However, we are benefiting from our aggressive investments in new technologies to speed new product introductions, and in emerging markets, which now represent 32 percent of total revenue.”

Full-Year Results

Net sales for fiscal 2009 were $20.9 billion, a decrease of 16 percent from the prior year. Underlying sales declined 13 percent, currency translation subtracted 4 percent and acquisitions added 1 percent. Despite the lower sales and aggressive inventory reduction, gross profit margin remained flat at 36.8 percent versus last year driven by benefits from restructuring and cost containment efforts. The pretax earnings margin for fiscal 2009 was 11.6 percent. Earnings per share from continuing operations decreased 27 percent to $2.27 from the $3.11 achieved in fiscal 2008. Including the impact from discontinued operations in fiscal 2008, net earnings per share in fiscal year 2009 declined 26 percent.

“I am greatly encouraged by the many ways we have strengthened Emerson,” Farr said. “We generated $2.6 billion of free cash flow, essentially unchanged from last year, and maintained gross profit margins despite the significant volume declines and inventory reduction. Inventory was reduced by approximately $500 million, we repositioned our assets for higher sales in emerging markets, and we successfully completed $1 billion of strategic acquisitions. Although we expect economic conditions to remain challenging, our efforts have established solid momentum for fiscal 2010.”

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Balance Sheet / Cash Flow

In fiscal 2009, operating cash flow was $3.1 billion and capital expenditures were $531 million, resulting in strong free cash flow (operating cash flow less capital expenditures) of $2.6 billion, matching fiscal 2008 levels when sales were significantly higher. As a result, free cash flow as a percent of sales was a strong 12.2 percent. Emerson aggressively reduced working capital by $620 million in 2009, helping to drive the strong cash flow performance. Free cash flow as a percent of net earnings was 148 percent for 2009, the ninth consecutive year in excess of 100 percent. The company returned 56 percent of operating cash flow to shareholders through $998 million in dividends and $718 million in share repurchases.

Fiscal year 2009 was Emerson’s 53rd year of increased dividends per share. The Board of Directors voted yesterday to increase the quarterly cash dividend from thirty-three cents ($0.33) to thirty-three and a half cents ($0.335) per share of common stock, an increase of 1.5 percent. The new dividend will be payable on December 10, 2009 to shareholders of record on November 13, 2009.

“Emerson took rapid steps to adjust our operations to the changing market conditions, and our free cash flow performance and balance sheet are testaments to this fact,” Farr said. “Even with the significant challenges the company faced this year, we have met the challenge by doing what we do best: innovating and moving forward with opportunities to strengthen our business platforms.

“For example, we recently announced an agreement and tender offer to acquire Avocent Corporation for approximately $1.2 billion in cash. Avocent will extend the integrated solutions that Emerson Network Power provides for improving data center operations. Emerson’s power and cooling technology, combined with Avocent’s monitoring, managing and problem solving software, will allow us to offer a more compelling solution to our data center customers’ most pressing challenge --  energy efficiency. This is just one more example of how we are strengthening the foundation on which to build as the economic cycle turns positive.”

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Business Segment Highlights

Process Management sales decreased 13 percent in the fourth quarter versus the prior year quarter. This included a 13 percent underlying sales decline, a 3 percent unfavorable impact from currency translation and a 3 percent favorable impact from acquisitions. The margin for this segment was 17.4 percent versus 22.0 percent achieved in fourth quarter 2008, impacted by a $25 million increase in restructuring expense, negative mix (approximately 2 margin points) and volume deleverage (approximately 2 margin points). However, we are encouraged by a 2.6 margin point increase achieved sequentially from the third quarter, reflecting effective cost reductions and restructuring efforts, as well as leverage from additional volume. During the fourth quarter, the next-generation Delta VTM process-control system was launched, which reduces project complexity, increases operational flexibility and lifts the PlantWebTM digital architecture to new levels of operational performance.

For fiscal year 2009, Process Management sales were $6.2 billion, a decrease of 6 percent versus the prior year. Underlying sales declined only 2 percent, reflecting the strong first quarter of 2009 and following a very strong prior five-year period. Reported sales included a 6 percent unfavorable impact from currency translation and a 2 percent favorable impact primarily from the Roxar acquisition.

Industrial Automation sales were down 36 percent in the fourth quarter of 2009 compared to the fourth quarter of 2008. Underlying sales decreased by 37 percent, the System Plast and Trident Power acquisitions added 3 percent and currency subtracted 2 percent. The revenue decline for the quarter was at a similar level to the decline in the third quarter, suggesting the economic bottom is forming for this segment. Segment margin declined to 7.7 percent, versus the prior year margin of 15.6 percent, impacted significantly by the deleverage from lower volume (approximately 8 margin points) which includes aggressive inventory reduction, and increased restructuring of $14 million. Margin expanded 2.7 percentage points

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sequentially from the third quarter on essentially flat sales indicating the cost reduction efforts are providing positive impacts.

Industrial Automation sales in fiscal 2009 declined 24 percent, with underlying sales decreasing 22 percent. Reported sales included a 4 percent unfavorable impact from currency translation and a favorable impact of 2 percent from the System Plast and Trident Power acquisitions.

In the fourth quarter, Network Power reported a sales decline of 22 percent, with underlying sales down 20 percent and currency and acquisitions subtracting 1 percent each. Margin for this segment improved by 0.7 margin points from the prior year quarter despite the volume decline and increased restructuring expense of $24 million. The positive impacts from cost reduction efforts and restructuring benefits primarily offset the volume deleverage.

Network Power sales were $5.4 billion in fiscal 2009. Reported sales for this segment contracted 15 percent which included an underlying sales decrease of 11 percent, an unfavorable 3 percent impact from currency and a negative 1 percent impact from the sales decline related to the Embedded Computing acquisition.

Climate Technologies sales decreased 10 percent in the quarter, moderating from higher percentage declines in the previous two quarters. Underlying sales declined 10 percent, currency subtracted 2 percent and acquisitions added 2 percent. By region, the United States and Europe were down 11 percent and 20 percent respectively, but growth resumed in Asia which was up 4 percent in the quarter, aided by the China stimulus programs. Segment margin increased 2.5 percentage points primarily driven by cost reduction efforts and effective management of cost/price exposures.

In fiscal 2009, Climate Technologies sales contracted 16 percent to $3.2 billion. Underlying sales declined 15 percent, currency translation subtracted 2 percent and acquisitions added 1 percent.

Sales in the Appliance and Tools segment decreased 22 percent in the quarter, with consumer related product demand continuing to show signs of

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stabilization. The margin for this segment was 15.4 percent, a 3.3 margin point improvement from the prior year quarter primarily driven by cost reduction efforts and effective price/cost management, and by the $22 million impairment charge which was recorded in the fourth quarter 2008.

Appliance and Tools sales in fiscal 2009 declined 22 percent to $3.0 billion, with underlying sales decreasing 21 percent and currency translation subtracting 1 percent.

Fiscal 2010 Outlook

While 2009 has been a challenging year, Emerson is well positioned as we enter 2010. The decisive steps that we have taken to reposition our operations for greater efficiency, as well as our investment in strategic acquisitions, will contribute significantly to our growth when the economic cycle improves. Underlying sales for fiscal 2010 are expected to be down 5 to 7 percent. First quarter underlying sales are expected to be down 17 to 20 percent. Operating profit margin for fiscal year 2010 is expected to be flat to slightly down.

Upcoming Investor Events

Today at 3:00 p.m. EST (2:00 p.m. CST), Emerson senior management will discuss the fourth quarter and fiscal year results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's website at www.emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the website.

On November 11, 2009, Mr. Farr will present at the Robert W. Baird Industrial Conference in Chicago, Illinois. The presentation will begin at 11:05 a.m. EST and conclude at approximately 11:35 a.m. EST. All interested parties may listen to the live

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webcast via the Internet by going to the Investor Relations area of Emerson's website at www.emerson.com/financial and completing a brief registration form. A replay of the webcast will be available for approximately one week at the same location on the website.

On Friday morning, February 5, 2010, Emerson senior management will host Emerson's annual investment community update meeting in New York City. Additional details will be available in December.

Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate website.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing and other competitive and technological factors, among others, as set forth in the Company's most recent Form 10-K filed with the SEC. The Company expects to file its 10-K for fiscal 2009 within the next 30 days.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(Dollars in millions, except per share amounts, unaudited)

	Quarter Ended September 30,		Percent
	2008	2009	Change

Net sales	$6,696	$5,322	-21%
Less: Costs and expenses
Cost of sales	4,222	3,294
SG&A expenses	1,300	1,131
Other deductions, net	133	177
Interest expense, net	41	63
Earnings from continuing operations before income taxes	1,000	657	-34%
Income taxes	310	151
Earnings from continuing operations	$690	$506	-27%

Discontinued operations, net of tax	(2)	–
Net earnings	$688	$506

Diluted avg. shares outstanding (millions)	781.4	755.3

Diluted earnings per common share
Earnings from continuing operations	$0.88	$0.67	-24%
Discontinued operations	–	–
Diluted earnings per common share	$0.88	$0.67	-24%

	Quarter Ended September 30,
	2008	2009
Other deductions, net
Rationalization of operations	$43	$105
Amortization of intangibles	22	30
Other	68	46
Gains, net	–	(4)
Total	$133	$177

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(Dollars in millions, except per share amounts, unaudited)

	Year Ended September 30,		Percent
	2008	2009	Change

Net sales	$24,807	$20,915	-16%
Less: Costs and expenses
Cost of sales	15,668	13,216
SG&A expenses	5,057	4,532
Other deductions, net	303	530
Interest expense, net	188	220
Earnings from continuing operations before income taxes	3,591	2,417	-33%
Income taxes	1,137	693
Earnings from continuing operations	$2,454	$1,724	-30%

Discontinued operations, net of tax	(42)	–
Net earnings	$2,412	$1,724

Diluted avg. shares outstanding (millions)	789.4	758.7

Diluted earnings per common share
Earnings from continuing operations	$3.11	$2.27	-27%
Discontinued operations	(0.05)	–
Diluted earnings per common share	$3.06	$2.27	-26%

	Year Ended September 30,
	2008	2009
Other deductions, net
Rationalization of operations	$92	$295
Amortization of intangibles	81	108
Other	194	166
Gains, net	(64)	(39)
Total	$303	$530

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, unaudited)

	September 30,
	2008	2009
Assets
Cash and equivalents	$1,777	$1,560
Receivables, net	4,618	3,623
Inventories	2,348	1,855
Other current assets	588	615
Total current assets	9,331	7,653
Property, plant & equipment, net	3,507	3,500
Goodwill	6,562	7,078
Other	1,640	1,532

	$21,040	$19,763

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$1,221	$577
Accounts payable	2,699	1,949
Accrued expenses	2,480	2,378
Income taxes	173	52
Total current liabilities	6,573	4,956
Long-term debt	3,297	3,998
Other liabilities	2,057	2,254
Stockholders’ equity	9,113	8,555

	$21,040	$19,763

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TABLE 4

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions, unaudited)

	Year Ended September 30,
	2008	2009
Operating Activities
Net earnings	$2,412	$1,724
Depreciation and amortization	707	727
Changes in operating working capital	(22)	620
Pension funding	(135)	(303)
Other	331	318
Net cash provided by operating activities	3,293	3,086

Investing Activities
Capital expenditures	(714)	(531)
Purchases of businesses, net of cash and equivalents acquired	(561)	(776)
Other	203	(2)
Net cash used in investing activities	(1,072)	(1,309)

Financing Activities
Net increase (decrease) in short-term borrowings	521	(684)
Proceeds from long-term debt	400	1,246
Principal payments on long-term debt	(261)	(678)
Dividends paid	(940)	(998)
Purchases of treasury stock	(1,120)	(718)
Other	(54)	(116)
Net cash used in financing activities	(1,454)	(1,948)

Effect of exchange rate changes on cash and equivalents	2	(46)

Increase (decrease) in cash and equivalents	769	(217)

Beginning cash and equivalents	1,008	1,777

Ending cash and equivalents	$1,777	$1,560

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TABLE 5

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(Dollars in millions, unaudited)

	Quarter Ended September 30,
	2008	2009
Sales
Process Management	$1,888	$1,645
Industrial Automation	1,280	822
Network Power	1,714	1,338
Climate Technologies	1,013	913
Appliance and Tools	975	760
	6,870	5,478
Eliminations	(174)	(156)
Net Sales	$6,696	$5,322

	Quarter Ended September 30,
	2008	2009
Earnings
Process Management	$416	$286
Industrial Automation	199	63
Network Power	215	178
Climate Technologies	138	147
Appliance and Tools	118	117
	1,086	791
Differences in accounting methods	60	41
Corporate and other	(105)	(112)
Interest expense, net	(41)	(63)
Earnings before income taxes	$1,000	$657

	Quarter Ended September 30,
	2008	2009
Rationalization of operations
Process Management	$4	$29
Industrial Automation	8	22
Network Power	12	36
Climate Technologies	12	12
Appliance and Tools	7	6
Total Emerson	$43	$105

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TABLE 6

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(Dollars in millions, unaudited)

	Year Ended September 30,
	2008	2009
Sales
Process Management	$6,652	$6,233
Industrial Automation	4,852	3,698
Network Power	6,312	5,359
Climate Technologies	3,822	3,197
Appliance and Tools	3,861	3,029
	25,499	21,516
Eliminations	(692)	(601)
Net Sales	$24,807	$20,915

	Year Ended September 30,
	2008	2009
Earnings
Process Management	$1,306	$1,068
Industrial Automation	727	354
Network Power	794	567
Climate Technologies	551	397
Appliance and Tools	527	365
	3,905	2,751
Differences in accounting methods	232	186
Corporate and other	(358)	(300)
Interest expense, net	(188)	(220)
Earnings before income taxes	$3,591	$2,417

	Year Ended September 30,
	2008	2009
Rationalization of operations
Process Management	$12	$55
Industrial Automation	19	47
Network Power	28	118
Climate Technologies	22	48
Appliance and Tools	11	27
Total Emerson	$92	$295

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles non-GAAP measures with the most directly comparable GAAP measures (dollars in millions):

Full Year Cash Flow	FY 2008	FY 2009
Operating Cash Flow	$3,293	$3,086
Capital Expenditures	714	531
Free Cash Flow (Non-GAAP)	$2,579	$2,555

Net Sales	$24,807	$20,915
% of Net Sales
Operating Cash Flow	13.3%	14.8%
Capital Expenditures	(2.9)%	(2.6)%
Free Cash Flow (Non-GAAP)	10.4%	12.2%

Net Earnings	$2,412	$1,724
% of Net Earnings
Operating Cash Flow	137%	179%
Capital Expenditures	(30)%	(31)%
Free Cash Flow (Non-GAAP)	107%	148%

	Q1 FY2010	FY2010
Underlying Sales (Non-GAAP)	-17 to -20%	-5 to -7%
Other/ Acq./ Div./ Currency	+5%	+7 to +5%
Consolidated Sales	-12 to -15%	+2 to -2%

All amounts above are GAAP financial measures, except as noted.

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